Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Prospectus constituting a part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1(File No. 333-182599) of Prosper Marketplace, Inc., of our report dated March 29, 2012, except for Notes 1, 2 and 3, as to which the date is May 14, 2012, on the financial statements of Prosper Marketplace, Inc. included in its Annual Report on Form 10-K/A, Amendment No. 2 for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus which is a part of the Registration Statement.

/s/ OUM & Co. LLP
San Francisco, California
November 16, 2012